UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 20, 2013 (April 24, 2013)

INTERCORE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-54012 (Commission File Number)	27-2506234 (I.R.S. Employer Identification No.)

1 International Boulevard, Suite 400 Mahwah, NJ 07495 (Address of principal executive offices) (zip code)

(201) 512-8732 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

On March 15, 2013, we entered into a promissory note (the “Note”) with Fandeck Associates, Inc., a Texas corporation (“Fandeck”), under which Fandeck loaned us $50,000 to be repaid on or before April 15, 2013 (the “Maturity Date”), together with interest at 18% per annum calculated daily plus a negotiated incentive fee of $25,000. Additionally, we agreed to issue Fandeck warrants to purchase 20,000,000 shares of our common stock at an exercise price of $0.01 per share. In the event we did not pay the amounts due under the Note by the Maturity Date, Fandeck could elect to convert all such amounts into shares of our Series C Convertible Stock at the price of $0.01 per share in exchange for payment in full of the Note.

We failed to repay the amounts due under the Note by the close of business on April 15, 2013. On April 17, 2013, we entered into a revised agreement with Fandeck, under which Fandeck agreed to extend the Maturity Date to April 23, 2013 and accept 100,000 shares of Series C Convertible Preferred Stock as consideration for the extension of the Note to April 23, 2013.

We failed to repay the amounts due under the Note by the close of business on April 23, 2013, and on April 24, 2013 we received a notice of default from Fandeck informing us that Fandeck elected to convert the amount due under the Note as of April 23, 2013 ($75,971) into 7,597,100 shares of our Series C Convertible Preferred Stock. Our management team and Board of Directors has confirmed the number of shares of Series C Convertible Preferred Stock to be issued to Fandeck. However, we do not currently have sufficient authorized Series C Preferred Stock to issue the aggregate number of 7,697,100 shares due to Fandeck.

Based on the Certificate of Designation setting forth the rights and preferences of our Series C Convertible Preferred Stock, our Series C Convertible Preferred Stock is convertible into 80% of our then-outstanding common stock and must be converted upon the completion of a reverse stock split. Currently we have 5,000,000 shares of our Series C Convertible Preferred Stock outstanding. With the additional 7,697,100 shares of our Series C Convertible Preferred Stock due to be issued to Fandeck, we will have 12,697,100 shares of our Series C Convertible Preferred Stock outstanding, which will be convertible into 80% of our outstanding common stock. Thus, the 7,697,100 shares of Series C Convertible Preferred Stock held by Fandeck will, upon conversion, be equal to 48.5% of our common stock. The Series C Convertible Preferred Stock votes on as “as converted” basis, meaning Fandeck, through its ownership of the 7,697,100 shares of our Series C Convertible Preferred Stock, controls 48.5% of our outstanding voting rights. Fandeck is controlled by Frederick A. Voight, who also owns, controls, or is attributed the ownership interest in 23,952,001 shares of our common stock through RWIP, LLC and Rivercoach Partners, LP. Thus, Fandeck’s acquisition of the 7,697,100 shares of our Series C Convertible Preferred Stock caused the owners that used to own a controlling interest in our company to no longer have a controlling interest, resulting in a change of control of our voting securities.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On or about June 1, 2013, Mr. Wayne LeBlanc sent us written notification that he was resigning from our Board of Directors, effective immediately. He has also informed us he has resigned from any and all officer positions he held with us, effective immediately. We are not aware of any disagreements with Mr. LeBlanc of the nature required to be disclosed in this Current Report.

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A copy of this report has been provided to Mr. LeBlanc and he has been provided with the opportunity to furnish us as promptly as possible with a letter addressed to us stating whether he agrees with the statements made by us in this report, and if not, stating the respects those statements are incorrect. We did not receive a letter from Mr. LeBlanc.

As a result of Mr. LeBlanc’s resignation, on June 20, 2013, our Board of Directors appointed Mr. Frederick A. Voight to fill the vacancy on our Board of Directors. The appointment of Mr. Voight was effective immediately.

Frederick A. Voight is a member of our Board of Directors. Mr. Voight has served as the Managing Director of F.A. Voight & Associates LP, since its inception in 1994. Mr. Voight has more than twenty-five years of experience in managing both public and private company investments. He has previous experience as the Chairman and CEO of a public company and has served as a director of several public and numerous private companies. From June 1983 until August 1994, Mr. Voight owned and operated a chain of retail lumber and home centers in New Jersey and Pennsylvania. From May 1992 until October 1994, he served as Chairman of the Board of Directors and Chief Executive Officer of Skylands Park Management, Inc., a publically traded NASDAQ company and led the company through two public offerings. From December 2004 until March 2006, he served as a director for Cell Robotics International, Inc., a publicly traded company that was a developer and manufacturer of bio-photonic technologies for clinical and medical research. He also served as a director for the DesChutes Medical Products Co., an Oregon company specializing in the design, manufacture, and marketing of innovative products for the medical self-help market, from September 2006 until January 2009 when the company was sold to Jarden Corporation (JAH:NYSE). Mr. Voight served as a director of EPV Solar, Inc., a Robbinsville, NJ PV manufacturing company, from June 1999 through 2010 and as Chairman of the Board from October 2006 until July 2009. Mr. Voight also served from November 2010 until January 2013 as the Managing Director, Investments for InterCore Energy Inc. (ICOR:OTCBB), a publicly traded clean energy technology company. Mr. Voight has a degree in business administration and majored in finance.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

10.1	Promissory Note issued to Fandeck Associates, Inc., a Texas corporation, dated March 15, 2013

10.2	Letter Agreement with Fandeck Associates, Inc. dated April 17, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 20, 2013	InterCore Energy, Inc.
a Delaware corporation

/s/ Claude Brun
By: Claude Brun Its: Chief Executive Officer

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